PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 39 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated March 26, 1998                                      Dated August 7, 1998
                                                                Rule 424(b)(3)

                                $15,000,000
                     Morgan Stanley Dean Witter & Co.
                        MEDIUM-TERM NOTES, SERIES C
                          Senior Fixed Rate Notes

                  EXCHANGEABLE NOTES DUE AUGUST 15, 2006

                Exchangeable For Shares of Common Stock of
                            Merrill Lynch & Co.


               The Exchangeable Notes due August 15, 2006 (the "Notes"), are Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley Dean Witter & Co. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes" and "--
Exchangeable Notes." The issue price of each Note will be $980.204
(98.0204)% of the principal amount at maturity) (the "Issue Price"), and there will be no periodic payments of interest. The Issue Price represents a yield to maturity of 0.25% per annum computed on a semi-annual bond-equivalent basis based on the Issue Price calculated from the date of issuance (the "Original Issue Date"), subject to a call of the Notes by the Company (as described below). The Notes are issued in minimum denominations of $1,000 and will mature on August 15, 2006.

               On any Exchange Date (as defined herein), the holder of a Note will have the right (the "Exchange Right"), subject to a prior call of the Notes for cash by the Company (as described in the immediately succeeding paragraph) and upon completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange prior to 11:00 a.m. New York City time on such date, to exchange each $1,000 principal amount of such Note for 9.13825 shares (the "Exchange Ratio") of the common stock par value $1.33(1)/(3) ("Merrill Lynch Stock"), of Merrill Lynch & Co. ("Merrill Lynch"), subject to the Company's right to pay cash in an amount equal to the Exchange Ratio times the Market Price (as defined herein) of Merrill Lynch Stock on the Exchange Date in lieu of such shares. The Exchange Ratio will be adjusted for certain corporate events, but will not be adjusted to take into account the accrual of the original issue discount ("Stated OID") of the
Notes.  See "Adjustments to Exchange Ratio" in this Pricing Supplement.   Upon
any exchange, the holder will not receive any cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the Merrill Lynch Stock or cash received by the holder upon exercise of the Exchange Right. An Exchange Date will be any Trading Day (as defined herein) that falls during the period beginning November 9, 1998 and ending on the day prior to the earliest of the Maturity Date, the Call Date (as defined below) and, in the event of a call for cash as described under "Company Exchange Right" herein, the Company Notice Date (as defined herein).

               On or after August 7, 2001, the Company may call the Notes, in whole but not in part, for mandatory exchange into Merrill Lynch Stock at the Exchange Ratio; provided that, if Parity (as defined herein) as determined on the Trading Day immediately prior to the Company Notice Date is less than the applicable Call Price (as defined herein) for such Company Notice Date, the Company will pay such applicable Call Price in cash on the date (the "Call Date") not less than 30 nor more than 60 days after the Company Notice Date, as specified by the Company. If the Notes are so called for mandatory exchange, the Merrill Lynch Stock or cash to be delivered to holders of Notes will be delivered on the Call Date.

               Merrill Lynch is neither affiliated with the Company nor involved in this offering of the Notes. The Market Price of the Merrill Lynch Stock on the date of this Pricing Supplement was $90.1875 (the "Initial Market Price"). See "Historical Information" in this Pricing Supplement for information on the range of Market Prices for Merrill Lynch Stock.

               The Company will cause Parity and any adjustments to the Exchange Ratio to be determined by the Calculation Agent for The Chase Manhattan Bank (formerly known as Chemical Bank) as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under " Risk Factors" on PS-6 and PS-7 herein.

               Application will be made to list the Notes on the New York Stock Exchange ("NYSE"), subject to meeting the NYSE listing requirements. It is not possible to predict whether the Notes will meet the NYSE listing requirements or trade in the secondary market or if such market will be liquid or illiquid.


                            -------------------
                              PRICE 98.0204%
                            -------------------


             Price to Public    Agent's Commissions(2)    Proceeds to Company
             ---------------    ----------------------    -------------------
Per Note.       98.0204%                0.25%                  97.7704%
Total....      $14,703,060             $37,500                $14,665,560


-------------
(1) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.


                        MORGAN STANLEY DEAN WITTER



                   (This page intentionally left blank)



CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF MERRILL LYNCH STOCK. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE MERRILL LYNCH STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "USE OF PROCEEDS AND HEDGING" IN THIS PRICING SUPPLEMENT AND "PLAN OF DISTRIBUTION" IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT.

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $15,000,000

Maturity Date.................   August 15, 2006

Specified Currency............   U.S. Dollars

Issue Price...................   $980.204 (98.0204% of the principal amount at
                                 maturity)

Original Issue Date
(Settlement Date).............   August 14, 1998

CUSIP.........................   617446DA4

Book Entry Note or
Certificated Note.............   Book Entry, DTC

Senior Note or
Subordinated Note.............   Senior

Minimum Denominations.........   $1,000

Agent.........................   Morgan Stanley & Co. Incorporated

Trustee.......................   The Chase Manhattan Bank

Exchange Right................   On any Exchange Date, subject to a prior call
                                 of the Notes for cash in an amount equal to the Call Price by the Company as described under "Company Exchange Right" below, the holders of Notes will be entitled upon (i) completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m.
                                 New York City time on such date and (ii) delivery on such date of such Notes to the Trustee, to exchange each $1,000 principal amount of Notes for 9.13825 shares (the
                                 "Exchange Ratio") of Merrill Lynch Stock, subject to adjustment as described under "Adjustments to the Exchange Ratio" below.
                                 Upon any such exchange, the Company may, at its sole option, deliver such shares of Merrill Lynch Stock or pay an amount in cash equal to the Exchange Ratio times the Market
                                 Price of Merrill Lynch Stock on the Exchange
                                 Date, as determined by the Calculation Agent, in lieu of such shares. Such delivery or payment will be made 3 Business Days after any Exchange Date, subject to delivery of such Notes to the Trustee on the Exchange
                                 Date. Upon any exercise of the Exchange
                                 Right, holders of such exchanged Notes shall not be entitled to receive accrued but unpaid interest thereon.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such shares of Merrill Lynch Stock or cash to the Trustee for delivery to the holders.

No Fractional Shares .........   If upon any exchange of the Notes the Company
                                 chooses to deliver shares of Merrill Lynch
                                 Stock, the Company will pay cash in lieu of delivering fractional shares of Merrill Lynch
                                 Stock in an amount equal to the corresponding fractional Market Price of Merrill Lynch
                                 Stock as determined by the Calculation Agent on such Exchange Date.

Exchange Ratio................   9.13825, subject to adjustment for certain
                                 corporate events.  See "Adjustments to
                                 Exchange Ratio" below.

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning November 9, 1998 and ending on the day prior to the earliest of (i) the Maturity
                                 Date, (ii) the Call Date and (iii) in the event of a call for cash as described under "Company Exchange Right" below, the Company
                                 Notice Date.

Company Exchange Right .......   On or after August 7, 2001, the Company may
                                 call the Notes, in whole but not in part, for mandatory exchange into Merrill Lynch Stock at the Exchange Ratio; provided that, if Parity on the Trading Day immediately preceding the Company Notice Date, as determined by the Calculation Agent, is less than the applicable Call Price for such Company Notice Date, the Company will pay such applicable Call Price in cash on the Call Date. If the Notes are so called for mandatory exchange by the Company, then, unless a holder subsequently exercises the Exchange Right (the exercise of which will not be available to the holder following a call for cash in an amount equal to the Call
                                 Price), the Merrill Lynch Stock or cash to be delivered to holders of Notes will be delivered on the Call Date fixed by the Company and set forth in its notice of mandatory exchange, upon delivery of such Notes to the Trustee. Upon an exchange by the Company (whether payment is to be made in Merrill Lynch Stock or cash), the holder will not receive any additional cash payment representing any accrued Stated OID. Such accrued Stated OID will be deemed paid by the delivery of Merrill Lynch Stock or cash. The
                                 Company shall, or shall cause the Calculation
                                 Agent to, deliver such shares of Merrill
                                 Lynch Stock or cash to the Trustee for
                                 delivery to the holders.

                                 On or after the Company Notice Date (other than with respect to a call of the Notes for cash by the Company) holders of the Notes will continue to be entitled to exercise the Exchange Right and receive any amounts described under "Exchange Right" above.

Company Notice Date...........   Any Trading Day on or after August 7, 2001 on
                                 which the Company issues its notice of
                                 mandatory exchange.

Parity........................   With respect to any Trading Day, an amount
                                 equal to the Exchange Ratio times the Market
                                 Price (as defined below) of Merrill Lynch
                                 Stock on such Trading Day.

Call Price....................   The table below shows indicative Call Prices
                                 for each $1,000 principal amount of Notes on August 7, 2001 and at each August 7 thereafter to and including the Maturity
                                 Date. The Call Price for each $1,000
                                 principal amount of Notes called for
                                 mandatory exchange on Call Dates between such indicative dates would include an additional amount reflecting Stated OID accrued from the next preceding date in the table through the applicable Call Date at a rate of 0.25% per annum. Such additional accreted amount of Stated OID will be determined by the Calculation Agent and will be calculated on a semiannual bond-equivalent basis based on the Call Price for the immediately preceding Call
                                 Date indicated in the table below.

                           Call Date                                Call Price
                           ---------                                ----------
                           August 7, 2001........................   $  987.53
                           August 7, 2002........................   $  990.00
                           August 7, 2003........................   $  992.48
                           August 7, 2004........................   $  994.96
                           August 7, 2005........................   $  997.45
                           August 7, 2006........................   $  999.94
                           Maturity..............................   $1,000.00


Market Price..................   If Merrill Lynch Stock (or any other security
                                 for which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market
                                 ("NASDAQ NMS") or is included in the OTC
                                 Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the
                                 Market Price for one share of Merrill Lynch
                                 Stock (or one unit of any such other
                                 security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the
                                 Securities Exchange Act of 1934, as amended
                                 (the "Exchange Act"), on which Merrill Lynch
                                 Stock (or any other such security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin
                                 Board on such day. If the last reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market
                                 Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Merrill Lynch Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. The term
                                 "NASDAQ NMS security" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................   A day on which trading is generally conducted
                                 on the New York Stock Exchange ("NYSE"), the
                                 AMEX, the NASDAQ NMS, the Chicago Mercantile
                                 Exchange and the Chicago Board of Options
                                 Exchange, as determined by the Calculation
                                 Agent, and on which a Market Disruption Event
                                 (as defined below) has not occurred.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Ratio or determining the Market Price or whether a Market Disruption Event has occurred. See "Adjustment to the Exchange Ratio" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

                                 All percentages resulting from any
                                 calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
                                 9.87655% (or .0987655)), and all dollar
                                 amounts used in or resulting from such
                                 calculation will be rounded to the nearest one hundredth of a cent with five one thousandths of a cent being rounded upwards (e.g., $.09875 would be rounded to $.0988).

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The yield to maturity is less than would be payable on a non-exchangeable debt security if the Company were to issue such a security at the same time it issues the Notes.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The market value for the Notes will be affected by a number of factors independent of the creditworthiness of the Company and the value of Merrill Lynch Stock, including, but not limited to, the volatility of Merrill Lynch Stock, the dividend rate on Merrill Lynch Stock, market interest and yield rates and the time remaining to the first Exchange Date, any Call Date or the maturity of the Notes. In addition, the value of Merrill Lynch Stock depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the Market Price of Merrill Lynch Stock above the Initial Market Price. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the accreted principal amount thereof, if, at such time, the Market Price of Merrill Lynch Stock is below, equal to or not sufficiently above the Initial Market Price. The historical Market Prices of Merrill Lynch Stock should not be taken as an indication of Merrill Lynch Stock's future performance during the term of any Note.

                                 The Company is not affiliated with Merrill
                                 Lynch and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning Merrill Lynch, corporate events of Merrill Lynch, including those described below in "Adjustments to the Exchange Ratio," are beyond the Company's ability to control and are difficult to predict.

                                 Merrill Lynch is not involved in the offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. Merrill Lynch will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Ratio that may influence the determination of Parity or of the amount of stock or cash receivable upon exercise of the Exchange Right or the Company Exchange Right. See "Adjustments to the Exchange Ratio" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Adjustments to the Exchange
Ratio.........................   The Exchange Ratio will be adjusted as
                                 follows:

                                 1. If Merrill Lynch Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of Merrill Lynch Stock.

                                 2. If Merrill Lynch Stock is subject to a stock dividend (issuance of additional shares of Merrill Lynch Stock that is given ratably to all holders of shares of Merrill Lynch Stock), then once the dividend has become effective and Merrill Lynch Stock is trading ex-dividend, the Exchange Ratio will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of Merrill Lynch Stock and (ii) the prior Exchange Ratio.

                                 3. There will be no adjustments to the
                                 Exchange Ratio to reflect cash dividends or other distributions paid with respect to Merrill Lynch Stock other than distributions described in paragraph 6 below and Extraordinary Dividends as described below.
                                 A cash dividend or other distribution with respect to Merrill Lynch Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non-Extraordinary
                                 Dividend for Merrill Lynch Stock by an amount equal to at least 10% of the Market Price of Merrill Lynch Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Merrill Lynch Stock, the Exchange Ratio with respect to Merrill Lynch Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market
                                 Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary
                                 Dividend Amount" with respect to an
                                 Extraordinary Dividend for Merrill Lynch
                                 Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                 Dividend for Merrill Lynch Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Merrill Lynch Stock described in paragraph 6 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Ratio pursuant to paragraph 6.

                                 4. If Merrill Lynch is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Notes will continue to be exchangeable into Merrill Lynch Stock so long as a Market Price for Merrill Lynch Stock is available. If a Market Price is no longer available for Merrill Lynch Stock for whatever reason, including the liquidation of Merrill Lynch or the subjection of Merrill Lynch to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of Merrill Lynch Stock will equal zero for so long as no Market Price is available.

                                 5. If there occurs any reclassification or change of Merrill Lynch Stock, or if Merrill Lynch has been subject to a merger, combination or consolidation and is not the surviving entity, or if there occurs a sale or conveyance to another corporation of the property and assets of Merrill Lynch as an entirety or substantially as an entirety, in each case as a result of which the holders of Merrill Lynch Stock shall be entitled to receive stock, other securities or other property or assets (including cash) with respect to or in exchange for such Merrill Lynch Stock, then the holders of the Notes then outstanding will be entitled thereafter to exchange such Notes into the kind and amount of shares of stock, other securities or other property or assets that they would have owned or been entitled to receive upon such reclassification, change, merger, combination, consolidation, sale or conveyance had such holders exchanged such Notes for Merrill Lynch Stock immediately prior to any such corporate event. At such time, no adjustment will be made to the Exchange Ratio.

                                 6. If Merrill Lynch issues to all of its shareholders equity securities of an issuer other than Merrill Lynch (other than in a transaction described in paragraph 5 above), then the holders of the Notes then outstanding will be entitled to receive such new equity securities upon exchange of such Notes. The Exchange Ratio for such new equity securities will equal the product of the Exchange Ratio in effect for Merrill Lynch Stock at the time of the issuance of such new equity securities times the number of shares of the new equity securities issued with respect to one share of Merrill Lynch Stock.

                                 No adjustments to the Exchange Ratio will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Exchange Ratio will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the Merrill Lynch Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 or 6 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Ratio upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Merrill Lynch Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Merrill Lynch
                                    Stock on the primary market for Merrill
                                    Lynch Stock for more than two hours of
                                    trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Merrill Lynch Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Merrill Lynch Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market,
                                 (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Merrill Lynch Stock and (5) a "suspension, absence or material limitation of trading" on the primary securities market on which options contracts related to Merrill Lynch Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event
of Default....................   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any Note shall be determined by MS & Co, as Calculation Agent, and shall be equal to the Issue Price of a Note plus the accrued Stated
                                 OID to but not including the date of
                                 acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to the Issuer in accordance with the Exchange Right or (y) the Issuer has called the Notes, other than a call for cash, in accordance with the Company Exchange Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the Exchange Ratio times the Market
                                 Price of one share of Merrill Lynch Stock, determined by the Calculation Agent as of the Exchange Date or as of the date of acceleration, respectively, and shall not include any accrued Stated OID thereon;
                                 provided further that if the Issuer has
                                 called the Notes for cash in an amount equal to the Call Price, in accordance with the Company Exchange Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to the applicable Call Price. See "Call Price" above.

Merrill Lynch Stock;
Public Information............   Merrill Lynch is a holding company that,
                                 through its subsidiaries and affiliates, provides investment, financing, advisory, insurance and related services worldwide.
                                 Merrill Lynch Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                 "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C.
                                 20549 or at its Regional Offices located at Suite 1400, Citicorp Center, 500 West Madison
                                 Street, Chicago, Illinois 60661 and at Seven
                                 World Trade Center, 13th Floor, New York, New
                                 York 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates.
                                 In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission. The address of the Commission's
                                 Website is http:/www.sec.gov. Information provided to or filed with the Commission by Merrill Lynch pursuant to the Exchange Act of 1934 can be located by reference to Commission file number 1-7182. In addition, information regarding Merrill Lynch may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 MERRILL LYNCH STOCK OR OTHER SECURITIES OF
                                 MERRILL LYNCH.  ALL DISCLOSURES CONTAINED IN
                                 THIS PRICING SUPPLEMENT REGARDING MERRILL
                                 LYNCH ARE DERIVED FROM THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO MERRILL LYNCH IN CONNECTION WITH THE OFFERING OF THE NOTES. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING MERRILL LYNCH ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF MERRILL LYNCH STOCK (AND THEREFORE THE INITIAL MARKET PRICE AND THE EXCHANGE RATIO) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING MERRILL LYNCH COULD AFFECT THE VALUE RECEIVED ON ANY EXCHANGE DATE OR CALL DATE WITH RESPECT TO THE NOTES AND THEREFORE THE TRADING PRICES OF THE NOTES.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF MERRILL LYNCH STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with Merrill Lynch including extending loans to, or making equity investments in, Merrill Lynch or providing advisory services to Merrill Lynch, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to Merrill Lynch and, in addition, one or more affiliates of the Company may publish research reports with respect to Merrill Lynch. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. Any prospective purchaser of a Note should undertake an independent investigation of Merrill Lynch as in its judgment is appropriate to make an informed decision with respect to an investment in Merrill Lynch Stock.

Historical Information........   The following table sets forth the high and
                                 low Market Price during 1995, 1996, 1997 and during 1998 through August 7, 1998. The
                                 Market Price on August 7, 1998 was $90.1875.
                                 The Market Prices listed below were obtained from Bloomberg Financial Markets. The
                                 Company believes all such information to be accurate. The historical prices of Merrill
                                 Lynch Stock should not be taken as an
                                 indication of future performance, and no assurance can be given that the price of Merrill Lynch Stock will increase sufficiently to cause the beneficial owners of the Notes to receive an amount in excess of the principal amount on any Exchange Date or Call Date.

                                                                 Dividends Per
          Merrill Lynch                High          Low            Share
          -------------                ----          ---         -------------
          (CUSIP # 590188108)
          1995
              First Quarter.....      22 3/8        17 3/8          $0.115
              Second Quarter....      26 1/2        21 9/16          0.13
              Third Quarter.....      31 3/4        26 1/8           0.13
              Fourth Quarter....      32 1/16       25               0.13
          1996
              First Quarter.....      30 15/16      24 11/16         0.13
              Second Quarter....      33 1/2        28 1/8           0.15
              Third Quarter.....      33 1/4        28 1/8           0.15
              Fourth Quarter....      42 1/8        33 1/2           0.15
          1997
              First Quarter.....      51            39 13/16         0.15
              Second Quarter....      62 3/4        42 15/16         0.20
              Third Quarter.....      74 3/16       60 7/16          0.20
              Fourth Quarter....      77 13/16      63 3/4           0.20
          1998
              First Quarter.....      87            61 1/8           0.20
              Second Quarter....      99            83 3/8           0.24
              Third Quarter
                (through August
                 7, 1998).......      107 15/16     87 1/2           0.24


                                 Historical prices have been adjusted for a 2 for 1 stock split of Merrill Lynch Stock, which became effective in the second quarter of 1997.

                                 The Company makes no representation as to the amount of dividends, if any, that Merrill Lynch will pay in the future. In any event, holders of the Notes will not be entitled to receive dividends, if any, that may be payable on Merrill Lynch Stock.

Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying
                                 Prospectus.

                                 On the date of this Pricing Supplement, the Company, through its subsidiaries and others, hedged its anticipated exposure in connection with the Notes by taking positions in Merrill Lynch Stock and positions in other instruments in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of Merrill Lynch Stock. Purchase activity could potentially have increased the price of Merrill Lynch Stock, and therefore effectively have increased the level to which Merrill Lynch Stock must rise before a holder of a Note would receive more than the accreted principal amount on any Exchange Date or Call Date. The Company, through its subsidiaries, may modify the hedge position noted above throughout the life of the Notes. Although the Company has no reason to believe that its hedging activity has had or will have a material impact on the price of Merrill Lynch Stock, there can be no assurance that the Company has not or will not affect such price as a result of its hedging activities.

United States Federal Taxation   The Notes are Optionally Exchangeable Notes
                                 and investors should refer to the discussion under "United States Federal
                                 Taxation--Notes--Optionally Exchangeable
                                 Notes" in the accompanying Prospectus
                                 Supplement.  In connection with the
                                 discussion thereunder, the Company has
                                 determined that the "comparable yield" is an annual rate of 6.07%, compounded semi-annually. Based on the Company's determination of the comparable yield, the "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with respect to each integral multiple thereof) consists of a projected amount due at maturity, equal to $1,581.78.

                                 THE COMPARABLE YIELD, THE PROJECTED PAYMENT
                                 SCHEDULE AND THE PROJECTED AMOUNT ARE NOT
                                 PROVIDED FOR ANY PURPOSE OTHER THAN THE
                                 DETERMINATION OF UNITED STATES HOLDERS'
                                 INTEREST ACCRUALS AND ADJUSTMENTS IN RESPECT
                                 OF THE NOTES, AND THE COMPANY MAKES NO
                                 REPRESENTATION REGARDING THE ACTUAL AMOUNTS
                                 OF THE PAYMENTS ON A NOTE.


                                                                       ANNEX A

                        OFFICIAL NOTICE OF EXCHANGE

                                        Dated:  [On or after November 9, 1998]

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C, Senior Fixed Rate Notes due August 15, 2006 (Exchangeable for Shares of Common Stock of Merrill Lynch & Co.) of Morgan Stanley Dean Witter & Co. (CUSIP No. 617446DA4) (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day), provided that such day is prior to the earliest of (i) August 15, 2006, (ii) the Call Date and (iii) in the event of a call for cash, the Company Notice Date, the Exchange Right as described in Pricing Supplement No. 39 dated August 7, 1998 (the "Pricing Supplement") to the Prospectus Supplement dated March 26, 1998 and the Prospectus dated March 26, 1998 related to Registration Statement No. 333-46935. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver, at its sole option, shares of the Common Stock of Merrill Lynch or cash 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                         Very truly yours,


                                         -------------------------------------
                                         [Name of Holder]


                                         By:
                                            ----------------------------------
                                            [Title]



                                         -------------------------------------
                                         [Fax No.]


                                         $
                                          ------------------------------------
                                          Principal Amount of Notes
                                          surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:
    --------------------------------
    Title:

Date and time of acknowledgment
                                --------------